Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
NICOR INC.
(as of December 9, 2011)

Nicor Inc., a corporation organized and existing under the laws of the State of Illinois, hereby certifies as follows:
A. The name of the corporation is Nicor Inc. The corporation was originally incorporated under the same name and the original Articles of Incorporation of the corporation were filed with the Secretary of State of the State of Illinois on January 12, 1976.
B. These Amended and Restated Articles of Incorporation have been duly adopted in accordance with the provisions of the Illinois Business Corporation Act by the Board of Directors and the shareholders of the corporation by written consent signed by the holders of outstanding shares having not less than the minimum number of votes necessary to adopt such amendment as provided by the Articles of Incorporation and in accordance with Section 7.10 of the Illinois Business Corporation Act. Written notice of this amendment and restatement has been delivered to non-consenting shareholders in accordance with Section 7.10 of the Illinois Business Corporation Act.
C. The text of the Articles of Incorporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I. The name of the corporation is Nicor Inc. (the "Company").
ARTICLE II. The name of the Company's registered agent is CT Corporation Systems and the address of such agent is 208 S. LaSalle Street, Chicago, Illinois 60604, Cook County.
ARTICLE III. The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Illinois Business Corporation Act, as amended.
ARTICLE IV.
1. Authorized Shares, Issued Shares and Consideration
   Number of Shares                                    Number of Shares                                  Par                       Consideration
Class                          Authorized                                                    Issued                                    Value
Common                             1,000                                             1000                                          $2.50                       $181,510,153
                  Total:    $181,510,153
At the time of this amendment the issued shares are 1,000.
At the time of the amendment the paid in capital is $ 181,510,153
2. The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are
None.
ARTICLE V.
1. To the fullest extent permitted by the Illinois Business Corporation Act as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.
2. The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil,

administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director, officer or employee at the request of the Company or any predecessor to the Company.
3. Neither any amendment nor repeal of this Article V, nor the adoption of any provision of the Company's Articles of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE VI.  The Company reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.